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                 THE EMERGING MARKETS INFRASTRUCTURE FUND, INC.
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                (Name of Registrant as Specified In Its Charter)

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EMERGING MARKETS INFRASTRUCTURE FUND
MODIFIES SELF TENDER

New York, May 18, 1999 -- The Emerging Markets Infrastructure Fund, Inc. (NYSE:EMG) announced modifications to its previously disclosed self-tender offer. The Fund will repurchase up to 20% of its outstanding shares at 95% of net asset value as determined on the closing date of the tender offer, instead of 25% at 90.1% of net asset value, as initially announced. The revised proposal reduces the maximum number of shares that may be tendered and increases the price to be paid for shares tendered as a percentage of net asset value. In making these changes, the Board determined to offer shareholders a more attractive price at which they could sell their shares, while protecting the interests of shareholders desiring to maintain their Fund holdings. When compared to the initial proposal, the revised proposal is expected to result in the Fund's retaining approximately $6 million more in assets available for investment in infrastructure companies in emerging markets. The revised offer also results in some accretive benefit to the Fund's net asset value.

The Fund expects to commence the self-tender-offer within five business days and says that it would remain open for 20 business days, unless extended. The Fund is suspending repurchases of shares under the Share Repurchase Program effective immediately and will reassess whether to reinstate the Program, and if so, on what terms, after evaluating the results of the self tender.

This announcement is not an offer to purchase or solicitation of an offer to sell shares of the Fund. The offer is made only by the Offer to Purchase and the related Letter of Transmittal. The offer is not being made to, nor will offers be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer would violate that jurisdiction's laws.

The Emerging Markets Infrastructure Fund is a closed-end non-diversified management investment company that seeks long-term capital appreciation through investing primarily in equity securities of infrastructure companies in emerging countries. Contact: Investor Relations, Credit Suisse Asset Management (formerly BEA Associates), 1-800-293-1232.